Exhibit 10.6
AGREEMENT FOR LEASE
RELATING TO FLOORS 5 AND 6, VANTAGE WEST,
GREAT WEST ROAD, LONDON
(1)	UBS GLOBAL ASSET MANAGEMENT (UK) LTD

(2)	HARRIS INTERACTIVE UK LTD AND HARRIS INTERACTIVE INC

Olswang LLP	T +44 (0) 20 7067 3000
90 High Holborn	F +44 (0) 20 7067 3999	Olswang LLP is regulated by the Solicitors Regulation Authority
London WC1V 6XX	DX 37972 Kingsway	www.olswang.com

DATED: March 15, 2010
PARTIES:
(1)	UBS GLOBAL ASSET MANAGEMENT (UK) LTD (Company Registration No 1546400) whose registered office is at 21 Lombard Street, London EC3V 9AH acting in the capacity of General Partner of UBS TRITON PROPERTY FUND (a limited partnership registered under the Limited Partnership Act 1907 of the same address) (“Landlord” which expression save as provided in this Agreement includes its successors in title and assigns); and

(2)	HARRIS INTERACTIVE UK LTD (company number 2802862) whose registered office is at Watermans Park, 40-52 High Street, Brentford, Middlesex TW8 0BB and HARRIS INTERACTIVE INC (incorporated in the state of Delaware) whose registered office is at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 (“Tenant”)
OPERATIVE PROVISIONS:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions shall have the following meanings unless the context requires otherwise:

“Access Date” the date of this Agreement;

“Building Contract” means a building contract in respect of the Landlord’s Works and the Tenant’s Works in the form of the JCT Design and Build Contract Revision 2 2009;

“Building Contractor” Asset Interiors LLP of the Workplace, Oakington Road, Girton, Cambridge, CB3 0QH or such other competent contractor as the Tenant shall appoint with the approval of the Landlord (acting reasonably) ;

“Certificate of Practical Completion” the certificate of practical completion of the Landlord’s Works and the Tenant’s Works pursuant to the Building Contract;

“Competent Authority” any local authority or any other body exercising powers under statute or by Royal Charter or any utility service or supply company;

“Consequences of Termination”
(i)	the Tenant’s interest in and its rights in relation to the Premises will terminate and all fixtures in them may be retained by the Landlord without conferring any right on the Tenant to compensation or allowance;

(ii)	the Tenant shall immediately quit the Premises if in occupation and if the Tenant has carried out any Tenant’s Works, the Landlord may require the Tenant immediately to reinstate the Premises to the Landlord’s satisfaction which the Tenant shall do, or the Landlord may carry out such reinstatement itself and charge the cost of so doing to the Tenant, which cost the Tenant will pay within 7 days after written demand by the Landlord for it;
(iii)	the Tenant shall return any document it received from the Landlord and remove at its own expense any notice or land charge entry made against the Premises in respect of this Agreement and if the Tenant does not remove the entry within 1 month after the date of termination the Landlord is authorised to remove the entry and the Tenant shall provide all necessary assistance and pay the Landlord’s costs within 7 days after written demand by the Landlord for them;

(iv)	the Landlord will retain all rights and remedies against the Tenant for breach of obligations under this Agreement before the termination;

(v)	any monies held by the Tenant’s solicitor under clause 4.2 shall be released back to the Landlord; and

(vi)	any monies paid to the Tenant by the Landlord under this Agreement, or otherwise, shall be returned to the Landlord
“Date of Practical Completion” the date upon which the Landlord’s Works and Tenant’s Works are practically completed as certified in writing by the Project Manager by the issue of the Certificate of Practical Completion;

“Documents” the schedule of Landlord’s Works referred to in the specification attached at Schedule 1, including any variations made from time to time in accordance with this Agreement;

“Landlord’s Monitor” Trevor Dowd of Trident Building Consultancy Limited of 10 King William Street London EC4N 7TW;

“Landlord’s Works” the works in relation to the Premises described in the Documents;

“Leases” the two leases of the Premises to be granted by the Landlord to the Tenant as provided in this Agreement, which shall:
(i)	grant a term of 10 years from the Leases Completion Date;

(ii)	reserve in each lease initial annual rent first reserved of ONE HUNDRED AND THIRTY SIX THOUSAND SEVEN HUNDRED AND EIGHTY FOUR POUNDS (£136,784) such rent to commence and be payable from the Rent Commencement Date with a rent review date on the date which is the fifth anniversary of the term commencement date.

(iii)	reserve the further or additional rents as provided in the Lease, which shall be payable from the Rent Commencement Date;

(iv)	each be in the form of the draft lease annexed to this Agreement at Schedule 2,including without limitation the provisions as to rent reserved (clause 2.3), sum payable on termination by the Tenant (clause 12.2), Initial Service Charge Cap (paragraph 2.5 of Part 1 of Schedule 3) and the cap on the Reviewed rent (paragraph 1.3 of schedule 5) subject to such amendments as are provided for in this Agreement; and

(v)	be engrossed (original and counterpart) by the Landlord’s solicitors;
“Leases Completion Date” 16 June 2010;

“Necessary Consents” all necessary permissions, licences and approvals under planning legislation, the Building and Fire Regulations and under any other legislation, bye-law or regulation of any Competent Authority;

“Premises” the premises known as Floors 5 and 6, Vantage West, Great West Road, London as the same are more particularly described in the Leases;

“Prohibited Materials” all materials, which at the time of specification, are generally accepted as being deleterious, including all materials not in accordance with statutory requirements, British Standards, Codes of Practice and good building practice, at the time of specification;

“Project Manager” Peers Property Consultancy of 117, Waterloo road, London SE1 8UL ;

“Rent Commencement Date” 1 July 2010;

“Tenant’s Solicitor” Macfarlanes LLP of 20 Cursitor Street, London EC4A 1LT (Ref: CL/RZA/615507) or such other solicitor as the Tenant may appoint;

“Tenant’s Works” the works to be carried out by the Tenant in accordance with this Agreement details of which are in the specification attached at Schedule 1 of this Agreement which works shall on completion become part of the Premises demised by the Leases; and

“VAT” value added tax and any tax or duty of a similar nature substituted for or in addition to it.
1.2	Where a party is placed under a restriction in this Agreement, the restriction is to be deemed to include the obligation on that party not to permit or allow the infringement of the restriction by any person.

1.3	The clause and paragraph headings in this Agreement are for ease of reference only and are not to be taken into account in the construction or interpretation of any provision to which they refer.

1.4	Unless the context otherwise requires, references to numbered clauses are references to the relevant clause in this Agreement.

1.5	Words in this Agreement denoting the singular include the plural meaning and vice versa.

1.6	References to this Agreement to any statutes or statutory instruments include any statute or statutory instrument amending, consolidating or replacing them respectively from time to time and for the time being in force, and references to a statute include statutory instruments and regulations made pursuant to it.

1.7	Words in this Agreement importing any one gender include both other genders and may be used interchangeably, and words denoting natural persons, where the context allows, include corporations and vice versa.

1.8	When the parties of the second part to this Agreement are two or more persons, obligations in this Agreement expressed or implied to be made with or by that party are to be treated as made with or by such individuals jointly and severally.

1.9	In this Agreement, the words “include” and “including” are deemed to be followed by the words “without limitation”.

1.10	Unless the context otherwise requires, references in this Agreement to the Premises include any part of the Premises.

2.	GENERAL CONDITION PROVISIONS

All provisions of this Agreement are operative commencing on the date of this Agreement.

3.	LANDLORD’S WORKS

3.1	The Tenant shall by the Building Contractor carry out and complete the Landlord’s Works:
3.1.1	in a good and workmanlike manner and with good and suitable materials;

3.1.2	in accordance with the Documents but with such variations as may be agreed in writing between the Landlord and the Tenant or as may in the opinion of the Project Manager and the Landlord’s Monitor be either immaterial or necessary to obtain or comply with any of the Necessary Consents PROVIDED THAT if any of the materials specified in the Documents shall not be procurable within a reasonable time or at a reasonable cost the Landlord shall be entitled to substitute such other materials of comparable quality as the Project Manager shall specify; and

3.1.3	in accordance with all applicable Necessary Consents.

3.1.4	Procuring that none of the Prohibited Materials are specified for use in or in connection with the Landlord’s Works.
3.2	Until the Date of Practical Completion, the Tenant shall procure that the Landlord’s Works are insured in accordance with the requirements of the Building Contract.

3.3	By prior arrangement with the Tenant, the Landlord’s Monitor and its professional advisers may enter the Premises, at their own risk, in order to inspect and view the state and progress of the Landlord’s Works, but in so doing, they shall comply with all relevant safety, security and insurance requirements and shall not impede or obstruct the progress of the Landlord’s Works

3.4	The Tenant shall provide the Landlord with a copy of the Building Contract as soon as it is entered into, and a copy of the certificate of practical completion or equivalent document issued pursuant to the Building Contract in respect of the Landlord’s Works.

3.5	The Tenant shall procure that a warranty in favour of the Landlord in a form to be agreed by the parties acting reasonably shall be granted on or before Practical Completion of the Landlord’s Works.

3.6
3.6.1	The Tenant shall procure that the Landlord is given at least 3 days prior notice of the intended inspection of the Landlord’s Works and the Tenant’s Works with a view to issuing the Certificate of Practical Completion to which the Landlord’s Monitor will be invited and at which the Landlord’s Monitor may make proper and reasonable representations in relation to the same.

3.6.2	The Project Manager is not to be fettered from issuing the certificate of Practical Completion at such time as he thinks fit.

3.6.3	Upon the anticipated Date of Practical Completion, the Project Manager will either:
3.6.3.1	issue the Certificate of Practical Completion and provide to the Landlord as soon as possible after that date a copy of that certificate and any snagging list and/or that statement; or

3.6.3.2	notify the Landlord of those works which still need to be completed in order to achieve Practical Completion ;

3.6.3.2.1	and if the Certificate of Practical Completion is not issued on the anticipated date of Practical Completion clauses 3.6.1- 3.6.3 (inclusive) will be repeated until that certificate is issued save that the period of notice in clause 3.6.1 will be reduced to 1 day.
3.7	As soon as practicable after the Date of Practical Completion, the Tenant shall procure that the Landlord is supplied with a complete set of the Documents, together with copies of all relevant maintenance and operating manuals and test certificates and a copy of the health and safety file for the Premises.

4.	LANDLORD’S CONTRIBUTIONS

4.1	On the date of this Agreement the Landlord shall pay to the Tenant the sum of Three Hundred and Forty One Thousand Nine Hundred and Sixty Pounds (£341,960) excluding any VAT chargeable thereon .

4.2	On the date of this Agreement, the Landlord will pay to the Tenant the sum of Three Hundred and Forty One Thousand Nine Hundred and Sixty Pounds (£341,960) excluding any VAT chargeable thereon and the Tenant shall deposit the same with the Tenant’s Solicitor (who shall open a separate designated account), who will be authorised to release to the Tenant sums from that account equal to the amounts certified by the Project Manager as due under the Building Contract, provided such sums have also been approved in writing by the Landlord’s Monitor (acting reasonably) and any balance remaining following the issue of the Certificate of Practical Completion shall be paid to the Tenant absolutely. Any dispute under this subclause shall be immediately referred by either party to an expert under clause 12.

4.3	The following provisions of this clause 4.3 shall apply in relation to the conduct of th4e designated account referred to in clause 4.2 above :

4.3.1 The Landlord and the Tenant jointly instruct the Tenant’s solicitor not to permit any withdrawal to be made from the account referred to above (“the Account”) unless any such withdrawal is in accordance with this Agreement, or as otherwise required by law;

4.3.2 the Tenant’s solicitor shall not be deemed to be a trustee of the Account and will have no obligations in relation to its administration otherwise than as set out in this Agreement, or as required by law;

4.3.3 The Tenant’s solicitor is not to be liable for any loss or damage occurring as a result of any act, mistake or omission made by the Tenant’s solicitor, or by reason of any other matter, except arising out of fraud or wilful default; and

4.3.4 in the event that the Tenant’s solicitor (at the date of this Agreement being Macfarlanes LLP) is no longer retained or instructed by the Tenant, then the Tenant’s Solicitor may resign in which event any remaining sums shall be dealt with in accordance with the reasonable requirements of the Landlord and the Tenant (who undertake to provide them as soon as practicable).

4.4	The Landlord shall on the Lease Completion Date pay to the Tenant the sum of Two Hundred and Fifty Six Thousand Four Hundred and Seventy Pounds £256,470) excluding any VAT chargeable thereon.

5.	MODIFICATIONS

5.1	If the Tenant shall request the Landlord to make any modification or addition to the Documents and/or the Landlord’s Works and such modification or addition shall be agreed to by the Landlord the amount of any additional expenditure (including additional professional fees) certified in writing by the Project Manager to have been incurred by the Tenant as a result of such modification or addition shall be payable by the Tenant.

5.2	If the Date of Practical Completion shall be delayed or deferred due to the carrying out of any such modification or addition then the Rent Commencement Date shall not change.

6.	LEASE AND TITLE

6.1	On the Lease Completion Date, the Leases and Licences to Alter in the form annexed shall be completed and the Tenant shall execute the counterparts. In the event that for any bona fide reason the Licences for Alterations are not ready to be completed on the Leases Completion Date the Landlord and the Tenant shall complete them as soon as practicable thereafter.

6.2	Title having been deduced to the Tenant prior to the date of this Agreement (as the Tenant hereby acknowledges), the Tenant shall not raise any objection or make any enquiry or requisition in respect of the Landlord’s title save in relation to the usual pre-completion searches against the Landlord’s title at the Land Registry.

7.	TENANT’S WORKS

7.1	The Landlord has consented in principle to the Tenant’s Works which are to be carried out in accordance with the provisions of this Agreement.

7.2	The Tenant shall — if not done prior to the date of this Agreement — after the date of this Agreement at its own cost prepare in triplicate and submit to the Landlord for approval drawings and a specification of the Tenant’s Works (where consent for such works is required under Clause 3.9 of the Leases whether or not the Leases have been granted at the date of such application) and before undertaking any works the Tenant shall apply for and use its reasonable endeavours to obtain any applicable Necessary Consents and provide the Landlord with copies thereof.

7.3	From the Access Date the Tenant shall be entitled to have access to the Premises for the purpose of carrying out the Tenant’s Works but:
7.3.1	the Tenant shall not in any way obstruct, interfere with or delay the carrying out or completion of the Landlord’s Works; and

7.3.2	the Tenant shall comply with all reasonable directions of the Landlord’s Monitor as to the carrying out of the Tenant’s Works.
7.4	Subject as aforesaid, the Tenant shall once it has started them carry out and complete the Tenant’s Works before the end of the Term (as defined in the Leases) and shall notify the Landlord in writing immediately the same have been completed.

7.5	The Tenant shall carry out the Tenant’s Works in a good and workmanlike manner in accordance with the approved drawings and specification and any applicable Necessary Consents and to the satisfaction of the Landlord.

7.6	In carrying out any of the Tenant’s Works prior to the Lease Completion Date the Tenant shall perform and observe all the provisions of the Licences to Alter as if the same were set out in full in this Agreement.

8.	ACCESS PENDING GRANT OF LEASES

8.1	If the Tenant shall enter the Premises prior to the grant of the Leases, the Tenant shall:
8.1.1	occupy as a licensee only;

8.1.2	pay to the Landlord:
8.1.2.1	from the Rent Commencement Date a licence fee at the same yearly rate and payable at the same times and in the same manner as the initial yearly rent to be reserved by the Leases; and

8.1.2.2	from the Rent Commencement Date any insurance premiums, service charge and other monies in respect of the Premises which would be payable by the Tenant if the Leases had then been granted;
(all such payments being treated as a discharge for the payment of any rent, insurance premium and service charge that would otherwise have been due under the Leases in respect of the same period); and

8.1.3	be subject to the same exceptions, reservations, covenants and conditions and to the other provisions contained in the Leases so far as they are not inconsistent with this Agreement and so that the Landlord shall have and be entitled to all remedies by distress, action or otherwise for recovering rent in arrear and for any breach of any of the covenants or agreements on the part of the Tenant as if the Leases had been actually granted, but nothing in this sub-clause shall vary or affect the application of clause 8.2.
8.2	Pending completion of the Leases, this Agreement shall not be deemed to operate as a demise of the Premises nor shall the Tenant have or be entitled to any estate, right, title or interest in the Premises.

9.	ALIENATION AND NON-MERGER

9.1	The Tenant shall not assign, mortgage, charge or otherwise deal with its interest under this Agreement or any part, and shall itself take up and complete the Leases.

9.2	Notwithstanding the grant of the Leases, all the obligations of the parties under this Agreement shall continue in full force and effect, except so far as they have actually been complied with or incorporated in the Leases, until all the terms and conditions of this Agreement have been completely fulfilled.
10.	TERMINATION

10.1	The Landlord may terminate this Agreement immediately by giving notice to the Tenant to that effect if the Tenant shall have failed to pay any instalment of the licence fee, insurance premium or service charge within 21 days after it shall have become due under the provisions of this Agreement, or if the Tenant shall have committed any material breach of its obligations under this Agreement, or if there shall occur any of the events described in clause 5.1.3 of the Leases.

10.2	If the Landlord terminates this Agreement the Consequences of Termination shall apply.

11.	NOTICES

11.1	Any notice or other document to be given or sent under this Agreement will be in writing and will be delivered personally or sent in the post by first-class recorded delivery or facsimile transmission to the party to be served (at that party’s address appearing in this Agreement or such other address or to such fax number as that party notifies in writing to the other) or to its solicitors, and any such notice or document will be deemed to have been served if:
11.1.1	delivered personally, at the time of delivery;

11.1.2	posted, at the expiration of 48 hours after the envelope containing the notice or document is put into the post; or

11.1.3	sent by facsimile transmission, on dispatch.
11.2	In proving such service, it will be sufficient to prove (as the case may be) that delivery was made, or that the envelope containing such notice or document was properly addressed and posted as a prepaid first-class recorded delivery, or that the sender of the facsimile transmission has its copy and can show it was duly transmitted.

12.	DISPUTES AND CERTIFICATES

12.1	Subject to any express provisions of this Agreement to the contrary, any disputes or differences arising as between the parties as to their respective rights, duties or obligations or as to any other matter or thing in any way arising out of or connected with the subject matter of this Agreement shall be referred for determination by a single duly qualified expert to be agreed upon by the parties in dispute or failing agreement nominated (on the application of any such party in dispute) by the President for the time being of the Royal Institution of Chartered Surveyors.

12.2	The expert must allow the parties opportunity within 28 days to submit representations and cross-representations as to their opinion, accompanied by appropriate evidence in the relevant circumstances, on the dispute or question at issue, but he will nevertheless determine the dispute or question in his own absolute discretion and give notice to the parties of his determination as soon as possible and such determination will bind the Landlord and the Tenant, except in case of manifest error.
12.3	The expert’s fees and expenses will be paid as determined by the expert, or in the absence of such determination, by the Landlord and Tenant in equal shares.

12.4	If the expert or any replacement dies, delays, or becomes unwilling to act or becomes incapable of acting or fails to act with reasonable expedition, then clauses 15.1-15.3 (inclusive) will apply to the replacement expert and his appointment.

13.	ACKNOWLEDGEMENT

13.1	The Tenant acknowledge and agree that it has not entered into this Agreement in reliance upon any statement or representation made by or on behalf of the Landlord other than those made in writing by the Landlord’s solicitors in response to the Tenant’s solicitors’ written enquiries.

13.2	Nothing in this Agreement shall be read or construed as excluding any liability or remedy resulting from fraudulent misrepresentation.

13.3	This Agreement contains the entire agreement between the parties and incorporates all the terms agreed between them for the purposes of Section 2 of the Law of Property (Miscellaneous Provisions) Act 1989 and there are no other terms or provisions agreed prior to the date of this Agreement which have not been incorporated into this Agreement.

14.	VAT

All sums payable under the terms of this Agreement will be exclusive of any VAT in respect of those sums however they arise and each party shall pay to the other all VAT for which that party is liable to account to Her Majesty’s Revenue and Customs in relation to any supply made or deemed to be made by that party to the other for VAT purposes pursuant to this Agreement.

15.	INDEMNITY

The Tenant shall indemnify the Landlord against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability arising directly or indirectly as a result of any failure by the Tenant to observe and perform its obligations under this Agreement.

16.	CONTINUATION OF THIS AGREEMENT AFTER GRANT OF THE LEASES

Completion of the grant of the Leases does not discharge liability to perform any outstanding obligation under this Agreement.

17.	LAND REGISTRY

The Tenant shall not be entitled to note this Agreement or the Leases or any rights granted in the Leases against the Landlord’s title other than by virtue of a unilateral notice and shall not without the consent of the Landlord (which may be withheld in the Landlord’s absolute discretion) send this Agreement or the Leases or a copy to Land Registry Provided Always that this clause shall not prevent the Tenant making an application for registration of the Leases nor an application to register the easements granted by the Leases after completion.
18.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Unless otherwise expressly stated, nothing in this Agreement shall create or confer any rights or other benefits pursuant to the Contracts (Rights of Third Parties) Act 1999 in favour of any person other than the parties to this Agreement.

19.	OPINION LETTER

On or before the Leases Completion Date the Tenant will provide an opinion letter in connection with Harris Interactive Inc a form which is usual and customary in US practice as to the due incorporation, good standing and enforceability of obligations assumed by that company.

20.	CAFÉ

The Landlord (here meaning UBS Global Asset Management (UK) Ltd only) covenants that it will, during the first five years of the Term of the Leases maintain a suitable café/restaurant in the Building in a similar format to that existing and operating on the date of this Agreement, subject only to temporary closures for refurbishment etc.

21.	RENT DEPOSIT

On or before the Leases Completion Date, the Tenant will provide to the Landlord a letter of credit in the form previously agreed between the parties from J P Morgan Chase Bank, N.A. In the event that J P Morgan Chase, N.A. inform the Landlord that the letter of credit is not being extended or if the Tenant elects to withdraw the letter of credit, then the Tenant shall immediately deposit a sum equal to £145,000 into a rent deposit account with the Landlord’s solicitors, on the terms of a rent deposit deed to be agreed between the parties acting reasonably. The rent deposit monies will be released back to the Tenant when the pre-tax audited accounts for Harris Interactive UK Limited are three times the rent for three consecutive accounting years.
SIGNED by or on behalf of the parties on the date of this Agreement.

SCHEDULE 1
Specification setting out Landlord’s Works and Tenant’s Works

SCHEDULE 2
Form of Lease

SCHEDULE 3
Form of Licence to Alter

SIGNED by /s/ illegible	)
)
for and on behalf of	)
UBS GLOBAL ASSET MANAGEMENT (UK))
LTD	)

SIGNED by /s/ Alex Mark Blayney	)
)
for and on behalf of	)
HARRIS INTERACTIVE UK LTD	)

SIGNED by /s/ Eric W. Narowski	)
)
for and on behalf of	)
HARRIS INTERACTIVE INC	)